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           [*] DESIGNATES MATERIAL FOR WHICH CONFIDENTIAL TREATMENT
            HAS BEEN REQUESTED,WHICH MATERIAL HAS BEEN SEPARATELY
              FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                                                EXHIBIT 10.117


                    AMENDMENTS TO NON-COMPETITION AGREEMENTS
                                       OF
                         MARIA WIEGAND AND DAVE WIEGAND


         In consideration for the promises and covenants of MIDCOM Communications Inc. and Maria Wiegand and Dave Wiegand made herein in connection with that certain Release and Settlement Agreement of even date ("Settlement") and for other good and valuable consideration, the Non-Competition Agreements of Maria Wiegand and Dave Wiegand are modified pursuant to A and B respectively as follows:

A.       Maria Wiegand

         Section 2 Term is amended to read in its entirety as follows:

         "The term of this Agreement shall continue through December 29, 1999."

B.       Dave Wiegand

         Section 1 Consideration is amended by the addition of the following:
         "The payments of $10,000 per month payable to Wiegand for the months of December 1996 through December 1997 shall be paid in a lump sum pursuant to the terms and conditions of Section 4 of the Employment Agreement dated December 29, 1995 between Wiegand and MIDCOM and as a part of the severance payment defined in Section 2 (a) of the Settlement."

         Section 2 Term is amended to read in its entirety as follows:

         "The term of this Agreement shall continue through December 29, 1999."

         Subsection 3.3 (a) and (b) Restrictive Covenants are modified to read in their entirety as follows:

         "(a) induce or attempt to induce any current employees of the ADNET DIVISION of MIDCOM to leave its employ but this restriction will not prohibit hiring or entering into business relationships with Scott White, Mike Whitman, Jean Reeves, or any other persons who have left the employ of the AdNet Division of MIDCOM on their own initiative and without any inducement on the part of Dave Wiegand."

         "(b) except in the regular course of any representation of MIDCOM as a consultant, directly or indirectly sell or market any long distance telecommunications services to any MIDCOM subscriber (or prospective customers whose identity was obtained by Wiegand through his employment or consulting relationship with MIDCOM or in an unauthorized manner) except that sales by other persons in any organization with which Wiegand is affiliated to MIDCOM subscribers shall not violate this provision if Wiegand does not provide any direct or indirect assistance in such sales."


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New Subsection 4.3 is added as follows:

         "4.3 Arbitration. Except as to the remedies provided for in Section 4.2, injunctive relief, the parties agree that any dispute, difference or disagreement in respect of this Non-Competition Agreement and the meaning and construction hereof shall fully and finally be resolved by binding arbitration conducted in accordance with the rules of the American Arbitration Association before a single arbiter agreed upon by the parties. If a single arbiter cannot be agreed upon within a reasonable time an arbitrator shall be selected in accordance with the rules of the American Arbitration Association. Any judgment upon any arbitration award may be entered in any court having jurisdiction thereof. Venue for any arbitration matters shall be in Portland, Oregon.

New Section 13 is added as follows:

         "13.     Rights of First Refusal"

                  13.1 MIDCOM's Rights of First Refusal. If David Wiegand or any entity or venture which he holds a majority equity or partnership interest of 50% ("the Wiegand Group") shall at any time prior to the first Release Event (as defined in the Settlement) receive offers or series of offers from any unaffiliated InterExchange Carrier or other providers of telecommunication services ("Other Providers") giving the Wiegand Group opportunities to serve as an independent distributor or certified reseller of long-distance telecommunications services consisting of i) one plus, ii) 800, iii) calling card or iv) frame relay services (individually "Covered Service" or jointly "Covered Services") , the Wiegand Group shall use its best efforts to obtain bona fide, written offers from such Other Providers and shall subject to applicable legal or contractual restrictions submit exact copies of such offers (which may have redacted confidential portions not required to enable MIDCOM to assess rates and essential terms) to MIDCOM or, if the Wiegand Group is legally or contractually prohibited from providing an exact copy of such an offer, the Wiegand Group shall provide to MIDCOM a summary of the terms set forth in such offer in as much detail as is permissible under applicable laws and contractual restrictions which are sufficient to MIDCOM for it to make a knowledgeable decision of its Rights of First Refusal. MIDCOM shall have the right, exercisable by written notice delivered to the Wiegand Group within ten (10) days from the date of delivery of each offer for a Covered Service to MIDCOM, to meet the rates or commissions and the essential terms and conditions contained in such offer (including without limitation price, payment terms, product mix, geographic coverage, billing data and delivery accuracy, order provision accuracy and timeliness, contract period, and commitment level, if any for all Covered Services included in such offer for the same term specified therein provided, however, that any service agreement between the parties will include a right of either party to terminate such agreement in the event the other party has materially breached its obligations thereunder and has failed to cure such breach within fifteen (15) days after notice (or such shorter period as may be provided in the applicable Other Provider offer).


                  13.2 Terms of Service Agreements. In connection with each service agreement between MIDCOM and the Wiegand Group entered into pursuant to this Section 13, (each a "Service Agreement") MIDCOM shall be required to (a) provision [*]% of switched services within five (5) days of receipt of the order therefor or otherwise within fourteen (14) days of receipt of the order therefor, (b) provision [*]% of dedicated services within thirty (30) days of receipt of the order therefor or otherwise within sixty (60) days of receipt of the order therefor, and (c) provide to the Wiegand Group complete billing information for all end users for which MIDCOM is providing services under a wholesale service agreement within [*] days after the closing of each billing cycle or period applicable to such end users if such records are available to MIDCOM from any underlying interexchange telecommunications carrier. In addition, no billing statement provided by MIDCOM to the Wiegand Group shall
(a) omit more than [*] percent ([*]%) of the records or files for any Covered Services or customer of the Wiegand Group that should be included therein to reflect all end user activity during the billing cycle or period to which the statement is intended to relate, or (b) include errors affecting more than [*] percent ([*]%) of the records or files or total dollar volume for any Covered Services or customer of the Wiegand Group included in that statement to the extent that MIDCOM is the party responsible for maintaining such records or files. Each Service Agreement between MIDCOM and the Wiegand Group shall further provide, upon any two occasions during the period thereof that each party shall have the right to request amendments to any one or more terms of the Service Agreement affecting a Covered Service or to add or delete a Covered Service. If the other party does not accept such changes within sixty (60) days then the change shall take effect but the other party may elect to delete the affected Covered Service or remove customers therefrom provided further, however, that in the case of any amendments requested by the Wiegand Group the Wiegand Group shall have first received an offer (which may be solicited by the Wiegand Group) from an Other Provider for such Covered Service and terms for which amendments are being submitted, which shall be provided to MIDCOM in accordance with the terms of Subsection 13.1.




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In case MIDCOM breaches any of its obligations under this Section 13, MIDCOM's
Rights of First Refusal with respect to any other offer made by Other Providers for any Covered Service shall terminate. If MIDCOM does not exercise its Right of First Refusal with respect to any offer or if MIDCOM cannot or is not willing to meet the essential terms and conditions contained in any offer, the Wiegand Group may after the waiting period provided for herein accept the offer of such Other Providers pursuant to and on the terms of such offer, provided that if any Other Provider's offer is not accepted within one hundred twenty (120) days after delivery of such offer to MIDCOM, or there is a material change in the terms of the transaction such that the transaction becomes more beneficial to the Other Provider, MIDCOM shall again have continued Rights of First Refusal provided in this Section 13. Notwithstanding anything herein to the contrary, MIDCOM's right to perform services hereunder shall not apply if MIDCOM is not able or not willing to provide all services offered by the Other Provider or if any material term or condition of MIDCOM's services is less advantageous to the Wiegand Group than the comparable term or condition of the Other Provider's offer. Except as specifically set forth herein, the grounds for termination between the Wiegand Group and MIDCOM shall in all material respects be the same as those set forth in the agreements upon which the Rights of First Refusal are predicated. Furthermore, any performance requirements applicable to MIDCOM set forth herein shall be minimum requirements subject to and replaced by any higher service level set forth in the applicable Other Provider's Offer.

                  13.3 Period of Agreement. In the event the period of any Service Agreement between MIDCOM and the Wiegand Group expires before the first Release Event, Rights of First Refusal shall apply to all other offers for any Covered Service from Other Providers received by the Wiegand Group prior to the first Release Event, which shall be provided to MIDCOM in accordance with the terms of Subsection 13.1. Notwithstanding anything herein to the contrary, MIDCOM's rights under this Section 13 shall terminate immediately upon (1) the date that Dave Wiegand owns less than three quarters of one percent (3/4%) of MIDCOM's outstanding





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common stock and the Wiegands have disposed of more than seventy percent (70%)
of their combined current interests in MIDCOM common stock or options to acquire such stock or, (2) MIDCOM files a plan of reorganization or a plan of liquidation under Chapter 11 or Chapter 7 of the federal Bankruptcy Code or voluntary or involuntary dissolution or liquidation proceedings are commenced by or against the Company or the Company makes a general assignment for the benefit of creditors of institutes or consents to a proceeding for appointment of a receiver or custodian or similar officer.

                  13.4 Failure to Submit. A failure of the Wiegand Group to submit offers to MIDCOM pursuant to Section 13 and the Wiegand Group's execution of a definitive agreement with the Other Provider contrary to MIDCOM rights under this Section 13 shall be deemed to constitute a breach of this Non-Competition Agreement by Dave Wiegand entitling MIDCOM to the remedies set forth in Section 4, but no breach by Dave Wiegand of his obligations hereunder shall entitle MIDCOM to refuse to perform its obligations to Dave Wiegand under the Stock Option Agreement between MIDCOM and Dave Wiegand dated November 25, 1996, which obligations are independent of this Agreement and shall remain in effect notwithstanding any dispute between the parties hereunder.

                  13.5 Restrictions on the Parties. Neither party shall at any time during the term of this Agreement or for six months thereafter use confidential information such as a Customer List to market or provide any services to the other party's customers.

         Except as specifically amended herein, all the remaining terms and conditions of each of the Non-Competition Agreements of Maria Wiegand and Dave Wiegand of December 29, 1995 respectively shall remain in full force and effect.

         DATED this 27 day of December, 1996.

MIDCOM COMMUNICATIONS INC.



By: /s/ PAUL P. SENIO
   ------------------------------------
        Paul P. Senio

Its:  Vice President and General Counsel


/s/ DAVE WIEGAND
---------------------------------
Dave Wiegand


/s/ MARIA WIEGAND
---------------------------------
Maria Wiegand


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